Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-295076 on Form S-4 of Esquire Financial Holdings, Inc. of our report dated March 13, 2026 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Esquire Financial Holdings, Inc. for the year ended December 31, 2025, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Livingston, New Jersey
May 4, 2026